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                                                                  EXHIBIT 10.166


                         PREFERRED EQUITIES CORPORATION

                            EXCLUSIVE SALES AGREEMENT

THIS EXCLUSIVE SALES AGREEMENT ("Agreement") is entered into as of March 10, 1999, by and between Preferred Equities Corporation and its wholly owned subsidiary, Brigantine Preferred Properties, Inc., Nevada corporations having their principal address at 4310 Paradise Road, Las Vegas, Nevada 89109 (collectively referred to as "PEC") and D&D Marketing, Inc., a New Jersey corporation having its principal address at 1500 Ocean Avenue, Brigantine, New Jersey 03203 ("Sales Entity").

                                RECITAL OF FACTS

PEC desires to retain Sales Entity pursuant to the terms and conditions of this Agreement to engage in Sales of Timeshare at PEC's Sales office located at The Brigantine Inn, 1500 Ocean Avenue, Brigantine, New Jersey 03203 ("Sales Office"). Sales Entity desires to be so retained.

For good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS - All capitalized terms used within this Agreement, including all Exhibits attached hereto and made a part hereof, unless otherwise defined within this Agreement or any Exhibit attached hereto, shall have the respective meanings ascribed in the Appendix of Defined Terms attached hereto and made a part hereof.

2. ENGAGEMENT - In consideration of PEC and Sales Entity entering into this Agreement and Sales Entity representing that it and all employees engaged by Sales Entity hold all necessary licenses, PEC hereby engages Sales Entity to conduct Sales of Timeshare at Sales Office. Sales Entity represents and agrees that as of the date of and throughout the term of this Agreement, Sales Entity and all employees of Sales Entity meeting the definition of a broker, broker-salesperson or salesperson pursuant to New Jersey Permanent Statute Title 45, are and will be licensed pursuant to the requirements stated therein and all lesser municipal bodies or agencies as may be required and Sales Entity and its employees are and will remain in good standing with all applicable State and all lesser municipal bodies licensing requirements. Sales Entity further represents and agrees that it will comply with all applicable laws, policies, rules, regulations and procedures established by any federal, State or local regulatory agency.

3. BEST EFFORTS - During the term of employment, Sales Entity agrees to: (a) devote its best efforts to Sales of Timeshare at Sales Office; (b) fully perform all duties as directed by PEC from time to time; and (c) faithfully and diligently endeavor to promote the best interests of PEC.

4. COMPENSATION - PEC shall pay to Sales Entity Sales Commissions at a rate and at times shown on the Sales Commission Schedule, attached hereto, made a part hereof and marked Exhibit "A". Sales Commissions shall be calculated on Net Processed Volume for Contracts meeting Conforming Sales Criteria as shown on Exhibit "B", attached hereto and made a part


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hereof. Conforming Sales Criteria may be modified upon the giving of written notice to Sales Entity by PEC. Rejection of any such change or modification by Sales Entity shall constitute a termination of this Agreement pursuant to Paragraph 11.B. of this Agreement.

5. EARNED COMMISSIONS - Sales Commissions become Earned Commissions at such time as (a) all rights of rescission, including but not limited to all State rescission periods and post-Contract inspection rights, if any, have expired and
(b) not less than fifty percent (50%) of a Contract balance has been paid to PEC or the total down payment and six (6) contractual payments have been received by PEC. Advances Against Commissions are subject to Recovery until such time as Sales Commissions become Earned Commissions.

6. REPAYMENT OF ADVANCES AGAINST COMMISSION - In the event that there is a default of any kind in a Contract, as determined in the sole discretion of PEC, prior to the Sales Commission on such defaulted Contract becoming an Earned Commission, Sales Entity shall repay PEC any Advances Against Commissions paid by PEC to Sales Entity with respect to such defaulted Contract and PEC may reduce the Reserve Account for the amount, if any, credited thereto on such defaulted Contract. PEC shall, without waiving any other right to repayment, have the right of Recovery for repayment of Advances Against Commissions paid by PEC to Sales Entity with respect to such defaulted Contracts.

7. RESERVE ACCOUNT - A Reserve Account will be established by PEC to which will be credited the amounts set forth in Paragraph A.3. under "Payment of Sales Commissions" on Exhibit "A", attached hereto. A Minimum Balance set forth in Exhibit "A" attached hereto shall be attained and maintained throughout the term of this Agreement in the Reserve Account. PEC may commingle Reserve Account funds with its other funds. PEC retains the right to adjust the Minimum Balance, in its sole discretion, according to Sales Entity's production levels. Within one (1) year following the Termination Date, PEC shall conduct a final accounting of Sales Entity's Sales activities to determine any and/or all Earned Commissions less defaulted, canceled and/or non-processed Contracts and shall pay the net amount, if any, remaining in the Reserve Account to Sales Entity.

8. PREMISES - PEC agrees to provide and maintain the Sales Office, including the Sales room, and existing office equipment, audio visual equipment, telephones, computers, facsimiles, copier, typewriter, office supplies, office furniture, waiting room furniture, signage, as they exist on the date of this Agreement. Sales related documents, approved advertising, presentation books and promotional pieces will be made available to Sales Entity as reasonably requested. The use of telephones and facsimile shall be limited to communication between Sales Entity and PEC, and Sales Entity shall be responsible for the payment of any additional charges incurred.

9. SALES AND MARKETING - It is understood that Sales Entity will be making use of suites from time to time at PEC's property at the Brigantine Inn located in Brigantine, New Jersey, to house some of Sales Entity's prospective purchasers. All of Sales Entity's prospective purchasers so housed shall pay Rent to the front desk at the time of check-in. Sales Entity shall pay to PEC the difference between monies collected by such prospective purchasers at the front desk and Rent upon PEC's demand. All reservations are subject to availability. Sales Entity shall provide, maintain and bear all costs associated with Sales Entity's marketing programs, as approved by PEC, including but not limited to premiums, gifts and charges incurred, other than for those items specifically to be provided by PEC pursuant to Paragraph 8. of this Agreement.


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With respect to persons appointments for which have been arranged by PEC at the
Brigantine Inn ("PEC Guest"), PEC shall provide the premiums at its cost.

10. ADMINISTRATION - PEC shall verify, process and service any and all Contracts in accordance with its corporate policies. All customer payments including down payment and fees shall be payable to PEC or its designee and any such payments received by Sales Entity or any officer or employee of Sales Entity, shall be immediately remitted to PEC. Sales Entity may assist in collecting payment of dishonored checks and similar instruments with the prior approval of PEC. Sales Entity may also assist in the process of completing incomplete sales materials, documents and Contracts, with the prior approval of PEC.

11.      TERMINATION -

         A. This Agreement shall expire on February 28, 2001, ("Termination Date"), or on such earlier date as called for under this Agreement if terminated by either party hereto. Payment of Advances Against Commissions will cease as of the Termination Date and any pending Advances Against Commissions, including Earned Commissions not yet paid, will be held back to cover all Recoveries. When all Sales Commissions payable on the Contracts on which Sales Entity is eligible to receive Sales Commissions have either been withheld as a Recovery or become Earned Commissions, the remaining balance of any Earned Commissions not yet withheld as a Recovery shall be paid to Sales Entity. Sales Entity shall be responsible for repayment to PEC for all Recoveries that exceed previously paid Earned Commissions.

         B. This Agreement may be terminated by either party at any time and for any or no reason by giving thirty (30) days written notice to the other party in which case the Termination Date shall be upon the expiration of the thirty (30) days following the giving of such written notice.

         C. In the event of a breach by Sales Entity of the representations or agreements contained in Paragraph 2. hereof, or the failure of Sales Entity to properly remit funds to PEC in accordance with Paragraph 10. hereof, PEC may terminate the Agreement immediately by written notice to Sales Entity.

12. CONFIDENTIALITY - Sales Entity agrees not to disclose, either during or subsequent to the term of this Agreement, any confidential information and trade secrets of PEC, including any and all customer lists, marketing plans or strategies. It is further understood and agreed that Sales Entity's use of the names and/or addresses and/or telephone numbers of PEC's customers and/or other customer prospects, whether supplied by PEC or secured by Sales Entity during Sales Entity's engagement with PEC, for any purpose other than the furtherance of PEC's business is a breach of this Agreement. Sales Entity further agrees not to directly or indirectly attempt to persuade any salesperson to leave PEC's employ.

13. INDEMNIFICATION - Sales Entity hereby covenants and agrees to indemnify and hold PEC, its affiliates and all directors, officers and employees thereof (the "Indemnities") harmless from any and all lawsuits, claims, demands and liabilities resulting in judgment against the Indemnities in favor of any prospective purchasers of Timeshare solicited or procured By Sales Entity, where such claim, demand, liability or judgment arises, or is claimed to arise out of, by reason of, or in connection with any violation by Sales Entity and/or any or all employees engaged by Sales Entity, of any applicable law, ordinance, rule, regulation, or order of competent


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public authority, and/or obligations assumed by Sales Entity under this
Agreement, including the obligations to abide by the Code of Ethics, regulations and operating rules and procedures promulgated from time to time by PEC, its affiliates or subsidiaries, or as the result of Sales Entity's negligence and/or willful misconduct. Sales Entity also agrees to indemnify and hold the Indemnities harmless from all reasonable attorney fees, costs and expenses incurred by an Indemnity in defending against any such lawsuits, claims, demands and liabilities.

PEC shall indemnify and hold Sales Entity harmless from all reasonable attorney fees, costs and expenses incurred by Sales Entity that Sales Entity might incur in defense of Sales Entity for suit(s) brought by third parties against Sales Entity based on the willful misconduct of PEC.

14. PROHIBITED ACTS - Sales Entity will not publish or cause to be published by any means, any advertising, radio or television commercials, brochures, flyers or other written materials or sales scripts without prior written approval of PEC. Sales Entity will not use any contracts, documents, form letters or any other collateral material of any type that has not been approved in writing or provided to Sales Entity by PEC.

15. INDEPENDENT CONTRACTOR - Sales Entity and PEC agree that Sales Entity's relationship to PEC under the terms of this Agreement is that of independent contractor and that Sales Entity is in no way to be construed as a servant, partner, trustee, employee, joint venturer or co-venturer of PEC or any other signatory to this Agreement.

16.      GENERAL PROVISIONS -

         A. This Agreement shall be interpreted in accordance with the laws of the State of New Jersey.

         B. Sales Entity recognizes and understands that PEC may change, in its absolute and sole discretion, the Sales Commission rates and/or Recovery criteria at any time, attached hereto as Exhibit "A", and/or the Conforming Sales Criteria, attached hereto as Exhibit "B" by giving written notice thereof. If within five (5) business days Sales Entity accepts such change it shall become effective immediately. If Sales Entity does not accept such change, the written notice of same shall constitute notice of termination pursuant to Paragraph 11.B. of this Agreement.

         C. Sales Entity agrees at all times to conform its and its employees' conduct to Preferred Equities Corporation's Code of Ethics, a copy of which Sales Entity acknowledges having received.

         D. Either party's failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

         E. The provisions of this Agreement are severable, and if any one or more provisions are determined to be judicially unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

         F. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement.


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         G.       The rights and obligations under this Agreement shall inure to the benefit of and shall be binding upon the parties' respective heirs, successors and permitted assigns. Sales Entity may not assign its respective benefits or duties under this Agreement.

         H.       Reference to either gender shall apply to both genders.

17. NOTICE - All notices required hereunder shall be given by prepaid, registered or certified air mail, return receipt requested:

         If to PEC or its affiliates:      4310 Paradise Road
                                           Las Vegas, Nevada 89109
                                           Attention:  Gregg A. McMurtrie
                                           Copy to:     Jon A. Joseph

         If to Sales Entity:               1500 Ocean Avenue
                                           Brigantine, New Jersey 03203
                                           Attention:  Debra Blair

18. ENTIRE AGREEMENT - This Agreement, the Appendix of Defined Terms and Exhibits "A" and "B", constitutes the entire Agreement between PEC and Sales Entity relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations and Agreements, whether written or oral. No Preferred Equities Corporation representative other than the signatory to this Agreement or his successor in interest as Executive Vice President and Chief Operating Officer, has any authority to agree to anything contrary to the terms and conditions set forth in this Agreement. No Brigantine Preferred Properties, Inc. representative,



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other than the signatory to this Agreement or his successor in interest as
President, has any authority to agree to anything contrary to the terms and conditions set forth in this Agreement. Any amendment or modification of this Agreement must be in writing. No oral waiver, amendment or modification will be effective under any circumstances.

THIS AGREEMENT IS ENTERED INTO AS OF THE DATE FIRST APPEARING HEREIN.

     D&D MARKETING, INC.                            PREFERRED EQUITIES
                                                    CORPORATION


By:  /s/ DEBRA BLAIR                           By:  /s/ GREGG A. MCMURTRIE
     -----------------------                        ----------------------------
     Debra Blair                                    Gregg A. McMurtrie
     Director of Operations                         Executive Vice President and
                                                    Chief Operating Officer

                                                    BRIGANTINE PREFERRED
                                                    PROPERTIES, INC.


                                               By:  /s/ GREGG A. MCMURTRIE
                                                    ----------------------------
                                                    Gregg A. McMurtrie
                                                    President



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                            APPENDIX OF DEFINED TERMS

Advance(s) Against Commission(s) - means all payments of Sales Commissions paid by PEC in accordance with the Sales Commission Schedule attached hereto and marked Exhibit "A".

Agreement- means this Exclusive Sales Agreement entered into by and between PEC and Sales Entity.

Code of Ethics - means Preferred Equities Corporation, the parent company of Brigantine Preferred Properties, Inc., Code of Ethics.

Conforming Sales Criteria - means the criteria shown on Exhibit "B", attached hereto.

Contract(s) - means a PEC approved Sales agreement for Sale of Timeshare at PEC's Timeshare resort located in Brigantine, New Jersey, entered into by and between Sales Entity on behalf of PEC and a customer, evidencing the Sale of Timeshare, that meets all Conforming Sales Criteria and includes all documents required by Paragraph A of Exhibit "B", attached hereto.

Earned Commission - defined in Paragraph 5. of this Agreement.

Net Processed Volume - means the sum of Sales prices on processed Contracts entered into by Sales Entity on behalf of PEC meeting the Conforming Sales Criteria, less any authorized discounts and/or authorized waivers of interest or other fees to be charged to a customer(s) pursuant to the terms and conditions of a Contract.

Recovery(ies) -means deduction by PEC of any amounts due pursuant to Paragraph
6. of this Agreement from the next payable Advance Against Commission due to Sales Entity.

Rent - means $40.00 per unit per night at Brigantine Inn, located in Brigantine, New Jersey.

Reserve Account - means a non-segregated account maintained by PEC in which the percent of Net Processed Volume set forth in Exhibit "A", attached hereto, shall be held to cover the cost of Contract cancellations following Termination Date.

Sale(s) - means sales of PEC's Timeshare products at the Sales Office as evidenced by a Contract.

Sales Commission(s) - means commissions paid on Sales in accordance with Exhibit "A" attached hereto. Sales Commissions are determined on Net Processed Volume for Contracts meeting Conforming Sales Criteria, are subject to Recovery, and are not earned until such time as a Sale Commission becomes an Earned Commission.

Sales Commission Schedule - means the schedule of Sales Commissions shown on Exhibit "A" attached hereto.

State - means the state of Florida.

Timeshare(s) - means Preferred Equities Corporation's and its subsidiaries' timeshare products registered in New Jersey.



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                                   EXHIBIT "A"


                            SALES COMMISSION SCHEDULE


A.   Sales Commission Rate for Sales Other Than to PEC Guests

Upon PEC approving a Contract entered into by Sales Entity on behalf of PEC other than to a PEC Guest, Sales Entity, subject to Recovery, will receive a Sales Commission of forty-five percent (45%) of the Net Processed Volume of each Contract.

         Payment of Sales Commissions for Sales other than to a PEC Guest will be paid in accordance with the following schedule.

              1. Thirty percent (30%) of Net Processed Volume of a Contract will be paid to Sales Entity as an Advance Against Commission on the Friday following the week in which the rescission period for a Contract has passed and PEC has processed the Contract;

              2. Twelve percent (12%) of Net Processed Volume of a Contract will be paid to Sales Entity as an Advance Against Commission on the 15th day of the month following receipt and posting of the first Contract payment;

              3. On the 15th day of the month following receipt and posting of the second Contract payment, three percent (3%) of the Net Processed Volume of a Contract will be deposited in a Reserve Account until such time as a minimum balance of such Reserve Account, initially set at $20,000.00 ("Minimum Balance") is attained and maintained. At all times that the Reserve Account contains the Minimum Balance, the three percent (3%) of the Net Processed Volume will be paid to Sales Entity after the receipt and posting by PEC of the second Contract payment.


B.   Sales Commission Rate for Sales to PEC Guests

Upon PEC approving a Contract entered into by Sales Entity on behalf of PEC to a PEC Guest, Sales Entity, subject to Recovery, will receive a Sales Commission of twelve percent (12%) of the Net Processed Volume of each Contract.

         Payment of Sales Commissions for Sales to a PEC Guest will be paid in accordance with the following schedule.

              Twelve percent (12%) shall be paid to Sales Entity as an Advance Against Commission on the Friday following the week in which the rescission period for a Contract has passed and PEC has processed the Contract.




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C. All Sales Commissions will be paid to Sales Entity via wire transfer to
Commerce Bank; account number 47 5977 5, routing number 031201360 at Sales Entity's expense to be deducted from Advances Against Commissions.

D. All Sales Commissions paid or payable to Sales Entity are subject to Recovery until such time as Sales Commissions become Earned Commissions.






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                                   EXHIBIT "B"

                            CONFORMING SALES CRITERIA



A.       Documents Required.

         The following documents for each Contract must be completed by Sales
Entity:

         1.       Purchase Agreement;

         2.       Escrow Agreement;

         3.       New Jersey Disclosure Statement;

         4.       Receipt for Documents or Public Offering Statement;

         5.       Purchaser's Understanding & Acknowledgement form;

         6.       Credit Application for Membership;

         7.       Proxy;

         8.       Floor Plan;

         9.       W-9 for US citizens; W-8 for foreign citizens;

         10. HUD Documents, including Good Faith Estimate, Servicing Disclosure Statement, Settlement Statement;

         11.      Verification Sheet;

         12.      Applicable Deeds;

         13.      Unit Week Deed;

         14.      Mortgage, if applicable;

         15.      Promissory Note, if applicable;

         16.      RBC Card Application, if applicable; and

         17.      RCI Application, if applicable.

The documents that are necessary to complete a Contract evidencing a Sale vary from time to time; therefore, it is the responsibility of Sales Entity to understand and complete the appropriate paperwork required in and by the State of New Jersey.



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B.       Contract Term.

         10 Years on financed balances over $10,000

         8 Years (any balance)

         7 Years (any balance)

         5 Years (any balance)

         3 Years (any balance)

         1 Year (Associate Program)

C.       Payments and Interest Rates.

         7, 8 and 10 year terms         10% Down Payment        15.5% Interest
                                        15% Down Payment        14.5% Interest
                                        20% Down Payment        14.0% Interest
                                        25% Down Payment        13.5% Interest

         5 year terms                   10% Down Payment        14.5% Interest
                                        15% Down Payment        14.0% Interest
                                        20% Down Payment        13.5% Interest
                                        25% Down Payment        13.0% Interest

         3 year terms                   50% Down Payment         5.0% Interest

The minimum acceptable monthly payment on any Contract is $60.00 per month.





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D.       Discounts.

         1. Up to a five percent (5%) discount is allowed on new sales only (not upgrades) for existing timeshare owners with RCI, II, RVS and/or PEC affiliation; Camp Coast to Coast members; Ramada Business Card holders; Cendant affiliated frequent traveler programs; AARP members and AAA members. A memo outlining specifically how a new Contract qualifies, with proof attached, is required to obtain this discount. Sales Commissions will be held until the memo is accepted by Sales Management.

         2. There is NO discount for an all cash payment; however, an owner who pays off a credit balance in full prior to the first due date will not be charged interest.

E.       Rescission Rights.

         The rescission period is defined by New Jersey statute. Deviation from the State-mandated rescission period cannot be waived.

F.       Payment of Certain Fees.

         The payment of maintenance fees, document preparation fees and/or RCI dues cannot be waived.





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